                                                                DQE Exhibit 12.1



                             DQE and Subsidiaries


              Calculation of Ratio of Earnings to Fixed Charges
                 and Preferred and Preference Stock Dividend
                      Requirements (Thousands of Dollars)

                                                                Nine Months Ended                    Year Ended
                                                                  September 30,                     December 31,
                                                                      2001       2000       1999       1998       1997       1996
FIXED CHARGES:                                                      --------   ----------------------------------------------------
   Interest on long-term debt                                       $ 47,614   $ 73,546   $ 79,454   $ 81,076   $ 87,420   $ 88,478
        Other interest                                                21,608     36,118     28,212     14,556     13,823     10,926
        Portion of lease payments representing an interest factor      3,507      6,783     42,973     44,146     44,208     44,357
        Dividend requirement                                          10,733     14,131     14,684     15,612     21,649     14,385
                                                                    --------   ----------------------------------------------------
               Total Fixed Charges                                  $ 83,462   $130,578   $165,323   $155,390   $167,100   $158,146
                                                                    --------   ----------------------------------------------------

EARNINGS:
   (Loss) Income from continuing operations                         $(86,817)  $153,551   $201,416   $196,688   $199,101   $179,138
        Income taxes (benefit)                                        (8,607)    70,350    110,722*   100,982*    95,805*    87,388*
   Fixed charges as above                                             83,462    130,578    165,323    155,390    167,100    158,146
                                                                    --------   ----------------------------------------------------
               Total Earnings                                       $(11,962)  $354,479   $477,461   $453,060   $462,006   $424,672
                                                                    --------   ----------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES (1)                                 (0.14)      2.72       2.89       2.92       2.76       2.69
                                                                    ========   ====================================================

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million and $12.0 million decrease for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively, due to a financial statement reclassification related to Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87 and 2.76 for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively.

(1) Due to the impairment and write-down of certain assets in 2001, the earnings for the nine months ended September 30, 2001 are deficient to cover fixed charges in the amount of $95,424,000.